PRESS RELEASE - FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES  FIRST QUARTER 2004 FINANCIAL  RESULTS AND ADJUSTED FFO OF $0.22
                        PER SHARE FOR THE FIRST QUARTER


TIMONIUM, MARYLAND - APRIL 27, 2004 - Omega Healthcare Investors, Inc. (NYSE:OHI) today announced its results of operations for the quarter ended March 31, 2004. The Company also reported Funds From Operations ("FFO") on a diluted basis for the three months ended March 31, 2004 of ($48.2) million or ($1.16) per common share. The ($48.2) million of FFO for the quarter includes the impact of $51.5 million of non-cash refinancing-related charges, $6.4 million of exit fees associated with the termination of the Company's old credit facility and $0.3 million to adjust derivatives to its fair value and is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts ("NAREIT"). Adjusted FFO, which excludes the impact of these charges, was $0.22 per share. For more information, see "FFO Results" below.

GAAP NET INCOME

     After adjusting for the loss from discontinued operations of $353 thousand for the three months ended March 31, 2004, the Company reported net loss available to common stockholders of $53.7 million or ($1.30) per fully diluted common share on revenues of $21.3 million. This compares to net income available to common of $956 thousand or $0.03 per fully diluted common share for the same period in 2003. A breakout of discontinued operations is included in a schedule attached to this Press Release.

FIRST QUARTER 2004 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

o    Issued $118.5 million of 8.375% Series D preferred stock.
o    Completed  an 18.1  million  share  secondary  offering and the sale of 2.7
     million   common  shares,   which   resulted  in  significant   shareholder
     diversification and a large increase in institutional investors.
o    Issued $200 million 7% 10-year senior unsecured notes.
o    Closed on a new $125 million revolving credit facility.
o    Received rating agency upgrades from both Moody's and S&P.
o    Completed the restructuring of the Company's Sun portfolio.
o    Re-leased the Company's last owned and operated facility.
o Scheduled the April 30, 2004 redemption of the 9.25% Series A preferred stock.
o    Increased common dividends 5.9% to $0.18 per common share.

FINANCING ACTIVITIES AND BORROWING ARRANGEMENTS

     On February 5, 2004, the Company announced that Explorer Holdings L.P., its then largest stockholder ("Explorer"), granted the Company an option to repurchase up to 700,000 of the Company's 10% Convertible Series C preferred stock ("Series C preferred stock") (which were convertible into the Company's common shares) held by Explorer at a negotiated purchase price of $145.92 per Series C preferred stock (or $9.12 per common share on an as converted basis). Explorer further agreed to convert any remaining Series C preferred stock into common stock.

     On February 10, 2004, the Company announced the closing of the sale of 4,739,500 8.375% shares of Series D cumulative redeemable preferred stock ("Series D preferred stock"). The preferred stock was issued at $25 per share and trades on the NYSE under the symbol "OHI PrD."

     The Company used approximately $102.1 million of the net proceeds from the Series D preferred stock offering to repurchase 700,000 shares of the Company's Series C preferred stock from Explorer. In connection with the closing of the repurchase, Explorer converted its remaining 348,420 Series C preferred stock into approximately 5.6 million shares of the Company's common stock. Following the repurchase and conversion, approximately 43.8 million shares of Omega common stock were outstanding, of which Explorer held approximately 18.1 million common shares.

     The combined repurchase and conversion of the Series C preferred stock reduced the Company's preferred dividend requirements, increased its market capitalization and facilitated future financings by simplifying the Company's capital structure. Under FASB-EITF Issue D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock," the repurchase of the Series C preferred stock resulted in a non-cash charge to net income available to common shareholders of approximately $38.7 million. This non-cash charge did not have any effect on the Company's net worth.

     On March 8, 2004, the Company announced the closing of the underwritten public offering of 18.1 million shares of Omega common stock at $9.85 per share owned by Explorer. As a result of the offering, Explorer no longer owns any of Omega's common stock. The Company did not receive any proceeds from the sale of the shares sold by Explorer.

     In connection with the 18.1 million common stock offering, the Company issued approximately 2.7 million additional shares of Omega common stock at a price of $9.85 per share, less underwriting discounts, to cover over-allotments in connection with the 18.1 million secondary offering. The Company received net proceeds of approximately $24.5 million from this offering.

     Effective March 22, 2004, the Company closed on a private offering of $200 million of 7% senior unsecured notes due 2014 ("Notes") and a $125 million revolving senior secured credit facility ("New Credit Facility") provided by Bank of America, N.A., Deutsche Bank AG, UBS Loan Finance, LLC and GE Healthcare Financial Services.

     The Company used proceeds from the Notes offering to replace its previous $225 million senior secured credit facility and $50 million acquisition credit facility, which have been terminated. The remaining proceeds will be used for working capital and general corporate purposes. The New Credit Facility will be used for acquisitions and general corporate purposes. In connection with the termination of the $225 million senior secured credit facility and $50 million acquisition credit facility, the Company recorded a charge of approximately $12.6 million, of which $6.3 million consisted of non-cash charges relating to deferred financing costs of the previous credit facilities. The Notes are unsecured senior obligations of Omega, which have been guaranteed by Omega's subsidiaries. The Notes were issued in a private placement contemplating resales in accordance with Rule 144A under the Securities Act of 1933, as amended (the "Act"). The Notes have not been registered under the Act.

     In connection with the Company's repayment and termination of the $225 million senior secured credit facility, the Company sold its $200 million interest rate cap on March 31, 2004. Net proceeds from the sale totaled approximately $3.5 million and resulted in a loss of approximately $6.5 million, which was recorded during the first quarter of 2004 and included in the $19.1 million of interest expense associated with refinancing activities.

     During the first quarter of 2004, the Company's preferred stock and senior unsecured debt received upgrades from Moody's and Standard & Poors.

FIRST QUARTER 2004 RESULTS

Revenues for the three months ended March 31, 2004 were $21.3 million. Expenses for the three months ended March 31, 2004 totaled $31.2 million, including $5.2 million of depreciation and amortization expense, $5.1 million of interest expense and $2.0 million of general, administrative and legal expenses. In addition, $19.1 million of interest expense associated with refinancing activities was recorded.

     During the three-month period ended March 31, 2004, the Company sold two closed facilities in two separate transactions. The Company realized proceeds of approximately $85 thousand, net of closing costs and other expenses, resulting in a loss of approximately $351 thousand.

FFO RESULTS

     For the three months ended March 31, 2004, reportable diluted FFO was ($48.2) million or ($1.16) per share compared to $8.9 million or $0.17 per share for the same period in 2003 due to the factors mentioned above. The ($48.2) million of FFO includes the impact of $51.5 million of non-cash refinancing-related charges, $6.4 million of exit fees associated with a credit facility and a $0.3 million adjustment to derivatives to its fair value and is presented in accordance with the guidelines for the calculation and reporting of FFO issued by NAREIT. However, when excluding the $57.6 million financing-related charges and exit fees described above, adjusted FFO was $9.4 million or $0.22 per share compared to $8.1 million or $0.15 per share for the same period in 2003. For further information, see the attached "Funds From Operations" schedule and notes.

PORTFOLIO DEVELOPMENTS

SUN HEALTHCARE GROUP, INC.

     Effective January 1, 2004, the Company re-leased five skilled nursing facilities ("SNFs") to an existing operator under a new Master Lease, which has a five-year term and an initial annual lease rate of $0.75 million. Four former Sun SNFs, three located in Illinois and one located in Indiana, representing an aggregate of 449 beds, were part of the transaction. The fifth SNF in the transaction, located in Illinois and representing 128 beds, was the last remaining owned and operated facility in the Company's portfolio.

     On March 1, 2004, the Company entered into an agreement with Sun regarding 51 properties that are leased to various affiliates of Sun. Under the terms of a master lease agreement, Sun will continue to operate and occupy 23 long-term care facilities, five behavioral properties and two hospital properties through December 31, 2013. One property, located in Washington and formerly operated by a Sun affiliate, has already been closed and the lease relating to that property has been terminated. With respect to the remaining 20 facilities, 17 have already been transitioned to new operators and three are in the process of being transferred to new operators.

     Effective March 1, 2004, the Company re-leased two SNFs formerly leased by Sun located in California and representing 117 beds, to a new operator under a Master Lease, which has a ten-year term. The commencement date of the first re-lease is March 1, 2004 and has an initial annual lease rate of approximately $0.12 million. The commencement date of the second re-lease is expected to be May 1, 2004, subject to licensing, and has an initial annual lease rate of approximately $0.1 million.

CLAREMONT HEALTHCARE HOLDINGS, INC.

     Effective March 8, 2004, the Company re-leased three SNFs formerly leased by Claremont Health Care Holdings, Inc., located in Florida and representing 360 beds, to an existing operator at an initial annual lease rate of $2.5 million. These facilities were added to an existing Master Lease, the initial term of which has been extended ten years to February, 2014. The aggregate annual lease rate under this Master Lease, inclusive of the $2.5 million, is $3.9 million.

HAVEN HEALTHCARE

     Effective April 1, 2004, the Company purchased three SNFs, representing 399 beds for a total investment of $26.0 million. Two of the facilities are located in Vermont, with the third located in Connecticut. The facilities were combined into an existing Master Lease with a current operator. Rent under the Master Lease was increased by approximately $2.7 million for the first lease year commencing April 1, 2004, with annual increases thereafter. The term of the Master Lease had been increased to ten years on January 1, 2004 and runs through December 31, 2013, followed by two ten-year renewal options. The Company received a security deposit equivalent to three months of the incremental rent.

TIFFANY CARE CENTERS, INC.

     On April 6, 2004, the Company received approximately $4.6 million in proceeds on a mortgage loan payoff. The Company held mortgages on five facilities located in Missouri, representing 319 beds, which produced approximately $0.5 million of annual interest revenue in 2003.

OTHER ASSETS

Closed Facilities

     In March 2004, the Company sold two closed facilities, one located in Iowa and the other located in Florida, realizing proceeds of approximately $85 thousand, net of closing costs and other expenses, resulting in a loss of approximately $351 thousand. At the time of this press release, the Company has four remaining closed facilities with a total net book value of approximately $2.0 million.

Sun Healthcare Group, Inc. Common Stock

     Under the Company's restructuring agreement with Sun, previously announced on January 26, 2004, the Company received the right to convert deferred base rent owed to the Company, totaling approximately $7.8 million, into 800,000 shares of Sun's common stock, subject to certain non-dilution provisions and the right of Sun to pay cash in an amount equal to the value of that stock in lieu of issuing stock to the Company.

     On March 30, 2004, the Company notified Sun of its intention to exercise its right to convert the deferred base rent into fully paid and non-assessable shares of Sun's common stock. On April 16, 2004, the Company received a stock certificate for 760,000 shares of Sun's common stock and cash in the amount of approximately $0.5 million in exchange for the remaining 40,000 shares of Sun's common stock.

DIVIDENDS

     On April 20, 2004, the Company's Board of Directors announced a common stock dividend of $0.18 per share, which is a $0.01 per share, or 5.9%, increase over the previous quarter's dividend. The common stock dividend will be paid May 17, 2004 to common stockholders of record on April 30, 2004. At the date of this release, the Company had approximately 46.3 million common shares outstanding.

     On March 29, 2004, the Company's Board of Directors declared its regular quarterly dividends for all classes of preferred stock, payable May 17, 2004 to preferred stockholders of record on April 30, 2004. Series B and Series D preferred stockholders of record on April 30, 2004 will be paid dividends in the amount of $0.53906 and $0.47109, per preferred share, respectively, on May 17, 2004. The liquidation preference for each of the Company's Series B and D preferred stock is $25.00. Regular quarterly preferred dividends represent dividends for the period February 1, 2004 through April 30, 2004 for the Series B preferred stock and February 10, 2004 through April 30, 2004 for the Series D preferred stock.

     The Company's Board of Directors also authorized the redemption of all shares outstanding of its 9.25% Series A preferred stock ("Series A preferred stock") (NYSE:OHI PrA; CUSIP: 681936209). The Company expects the shares to be redeemed on April 30, 2004 for $25.00 per share, plus $0.57813 per share in accrued and unpaid dividends through the redemption date, for an aggregate redemption price of $25.57813 per share. Dividends on the shares of Series A preferred stock will cease to accrue from and after the redemption date, after which the Series A preferred stock will no longer be outstanding and holders of the Series A preferred stock will have only the right to receive the redemption price.

     A notice of redemption and related materials was mailed to holders of Series A preferred stock on March 29, 2004. EquiServe Trust Company ("EquiServe"), located at 66 Brooks Drive, Braintree, MA 02184, will act as the Company's redemption agent. Requests for copies of the materials or questions relating to the notice of redemption and related materials should be directed to EquiServe at 800-251-4215 or to Bob Stephenson, the Company's Chief Financial Officer, at 410-427-1700. On or before the redemption date, the Company will deposit with EquiServe the aggregate redemption price, to be held in trust for the benefit of the holders of the Series A preferred stock. Holders of the Series A preferred stock who hold shares through the Depository Trust Company will be redeemed in accordance with the Depository Trust Company's procedures.

2004 AND 2005 ADJUSTED FFO GUIDANCE

     The Company currently expects its 2004 adjusted FFO to be between $0.88 and $0.90 per diluted share. The 2005 adjusted FFO is expected to be between $0.96 and $0.98 per diluted share.

     The Company's FFO guidance (and related GAAP earnings projections) for 2004 and 2005 excludes gains and losses on the sales of assets and the impact of acquisitions, additional divestitures, one-time revenue and expense items and capital transactions.

     Reconciliation of the FFO guidance to the Company's projected GAAP earnings is provided on a schedule attached to this Press Release. The Company may, from time to time, update its publicly announced FFO guidance, but it is not obligated to do so.

     The Company's FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.

CONFERENCE CALL

     The Company will be conducting a conference call on Tuesday, April 27, 2004, at 10 a.m. EDT to review the Company's 2004 first quarter results and current developments. To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the "earnings call" icon on the Company's home page. Webcast replays of the call will be available on the Company's website for two weeks following the call.


                                         * * * * * *


     Omega is a Real Estate Investment Trust investing in and providing financing to the long-term care industry. At March 31, 2004, the Company owned or held mortgages on 209 skilled nursing and assisted living facilities with approximately 21,400 beds located in 28 states and operated by 40 third-party healthcare operating companies.

                        FOR FURTHER INFORMATION, CONTACT
                      Bob Stephenson, CFO at (410) 427-1700
                                  ------------------------

This announcement includes forward-looking statements. All forward-looking statements included herein are based on information available to the Company on the date hereof. Such statements only speak as of the date hereof and the Company assumes no obligation to update such forward-looking statements. Such forward-looking statements should be regarded solely as reflections of the Company's current operating plans and estimates. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company's operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company's mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations;
(v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; and (vii) other factors identified in the Company's filings with the Securities and Exchange Commission.

                        OMEGA HEALTHCARE INVESTORS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                MARCH 31,      DECEMBER 31,
                                                             --------------------------------
                                                                   2004            2003
                                                             --------------------------------
                                                               (UNAUDITED)
                           ASSETS
Real estate properties
   Land and buildings at cost...............................   $    692,365     $   692,454
   Less accumulated depreciation............................       (139,437)       (134,477)
                                                             --------------------------------
     Real estate properties - net...........................        552,928         557,977
   Mortgage notes receivable - net..........................        119,225         119,815
                                                             --------------------------------
                                                                    672,153         677,792
Other investments - net.....................................         29,965          29,787
                                                             --------------------------------
   Total investments........................................        702,118         707,579
Cash and cash equivalents...................................         62,315           3,094
Accounts receivable - net...................................          2,818           1,893
Interest rate cap...........................................             --           5,537
Other assets................................................         20,006           8,562
                                                             --------------------------------
   Total assets.............................................   $    787,257     $   726,665
                                                             ================================

            LIABILITIES AND STOCKHOLDERS' EQUITY
Revolving lines of credit...................................   $     10,000     $   177,074
Unsecured borrowings........................................        300,000         100,000
Other long-term borrowings..................................          3,520           3,520
Accrued expenses and other liabilities......................         23,787           9,836
                                                             --------------------------------
   Total liabilities........................................        337,307         290,430
                                                             --------------------------------

Preferred stock.............................................        225,988         212,342
Common stock and additional paid-in-capital.................        546,227         485,196
Cumulative net earnings.....................................        163,977         174,275
Cumulative dividends paid...................................       (447,499)       (431,123)
Cumulative dividends - redemption...........................        (38,743)             --
Accumulated other comprehensive loss........................             --          (4,455)
                                                             --------------------------------
   Total stockholders' equity...............................        449,950         436,235
                                                             --------------------------------
   Total liabilities and stockholders' equity...............   $    787,257     $   726,665
                                                             ================================

                        OMEGA HEALTHCARE INVESTORS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                    UNAUDITED
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                     --------------------------
                                                                         2004         2003
                                                                     --------------------------
REVENUES
   Rental income....................................................   $   17,123   $  16,419
   Mortgage interest income.........................................        3,366       4,392
   Other investment income - net....................................          641         990
   Litigation settlement............................................           --       2,187
   Miscellaneous....................................................          149         321
                                                                     --------------------------
                                                                           21,279      24,309
EXPENSES
   Nursing home  revenues and expenses of owned and operated  assets           --       1,333
     - net..........................................................
   Depreciation and amortization....................................        5,224       5,208
   Interest.........................................................        4,693       4,420
   Interest - amortization of deferred financing costs..............          454         692
   Interest - refinancing costs.....................................       19,106          --
   General and administrative.......................................        1,514       1,629
   Legal............................................................          490         558
   Provisions for impairment........................................           --       4,618
   Adjustment of derivatives to fair value..........................         (257)         --
                                                                     --------------------------
                                                                           31,224      18,458
                                                                     --------------------------

(LOSS) INCOME FROM CONTINUING OPERATIONS............................       (9,945)      5,851
(Loss) gain from discontinued operations............................         (353)        134
                                                                     --------------------------
NET (LOSS) INCOME...................................................      (10,298)      5,985
Preferred stock dividends...........................................       (4,687)    (5,029)
Series C preferred stock conversion charges.........................      (38,743)         --
                                                                     --------------------------
NET (LOSS) INCOME AVAILABLE TO COMMON...............................   $  (53,728)  $     956
                                                                     ==========================

(LOSS) INCOME  PER COMMON SHARE:
Basic:
   (Loss) income from continuing operations.........................   $    (1.29)  $    0.02
                                                                     ==========================
   Net (loss) income................................................   $    (1.30)  $    0.03
                                                                     ==========================
Diluted:
   (Loss) income from continuing operations.........................   $    (1.29)  $    0.02
                                                                     ==========================
   Net (loss) income................................................   $    (1.30)  $    0.03
                                                                     ==========================

Dividends declared and paid per common share........................   $     0.17   $      --
                                                                     ==========================
Weighted-average shares outstanding, basic..........................       41,459      37,145
                                                                     ==========================
Weighted-average shares outstanding, diluted........................       41,459      37,145
                                                                     ==========================

COMPONENTS OF OTHER COMPREHENSIVE INCOME:
Net (loss) income...................................................   $ (10,298)   $   5,985
   Unrealized gain (loss) on hedging contracts......................        4,455       (623)
                                                                     --------------------------
Total comprehensive (loss) income...................................   $  (5,843)   $   5,362
                                                                     ==========================

                        OMEGA HEALTHCARE INVESTORS, INC.
                              FUNDS FROM OPERATIONS
                                    UNAUDITED
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                     --------------------------
                                                                         2004          2003
                                                                     --------------------------
NET (LOSS) INCOME AVAILABLE TO COMMON......................            $  (53,728)  $     956
  Add back loss from real estate dispositions..............                   351          --
                                                                     --------------------------
    Sub-total..............................................               (53,377)        956
  Elimination of non-cash items included in net income (loss):
    Depreciation and amortization..........................                 5,225       5,329
                                                                     --------------------------
FUNDS FROM OPERATIONS, BASIC...............................               (48,152)      6,285

Series C Preferred Dividends...............................                    --       2,621
                                                                     --------------------------
FUNDS FROM OPERATIONS, DILUTED.............................            $  (48,152)      8,906
                                                                     ==========================

Weighted-average common shares outstanding, basic..........                41,459      37,145
  Assumed conversion of Series C Preferred Stock...........                    --      16,775
  Assumed exercise of stock options........................                   841           3
                                                                     --------------------------
Weighted-average common shares outstanding, diluted........                42,300      53,923
                                                                     ==========================

FFO PER SHARE, BASIC.......................................            $    (1.16)  $    0.17
FFO PER SHARE, DILUTED *...................................            $    (1.16)  $    0.17

ADJUSTED FUNDS FROM OPERATIONS:
  Funds from operations, diluted...........................            $  (48,152)  $   8,906
  Add back Series C preferred stock conversion charges.....                38,743          --
  Add back old credit facility exit fees...................                 6,378          --
  Add back write-off of old credit facility deferred
    financing costs........................................                 6,253          --
  Add back loss on sale of interest rate cap...............                 6,475          --
  Add back nursing home revenues and expenses - net........                    --       1,333
  Deduct adjustment of derivatives to fair value...........                  (257)         --
  Deduct legal settlement..................................                    --      (2,187)
                                                                     --------------------------
ADJUSTED FUNDS FROM OPERATIONS.............................            $    9,440   $   8,052
                                                                     ==========================

  * Lower of basic or diluted FFO per share.

     The Company believes that Funds From Operations ("FFO") is an important supplemental measure of the Company's operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term FFO was  designed by the real estate  industry to address  this issue.  The
Company  calculates  and  reports  FFO in  accordance  with the  definition  and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"). The Company defines FFO as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization. NAREIT's implementation guidance provides that impairment write-downs associated with previously depreciable operators' property should be added back to GAAP net income to calculate FFO. FFO herein is not necessarily comparable to FFO of other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from the Company. Diluted FFO is adjusted for the assumed conversion of Series C preferred stock and the exercise of in-the-money stock options.

     Adjusted FFO is calculated as diluted FFO less revenues and expenses related to nursing home operations, non-cash refinancing-related charges, exit fees related to the termination of a credit facility and certain other non-recurring revenue or expense items. The Company's computation of adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company. The Company believes that adjusted FFO provides an enhanced measure of the operating performance of the Company's core portfolio as a REIT by adjusting for the effects of certain items arising from the Company's refinancing activities and in view of the disposition of all but one of the Company's owned and operated assets.

     Neither FFO nor adjusted FFO represents cash generated from operating activities in accordance with GAAP, and therefore, should not be considered alternatives to net income as indications of operating performance or to net cash flow from operating activities, as determined by GAAP, as a measure of liquidity, and such measures are not necessarily indicative of cash available to fund cash needs or dividends. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO and adjusted FFO should be examined in conjunction with net income as presented elsewhere in this press release.

     In February 2004, NAREIT informed its member companies that it was adopting the position of the Securities and Exchange Commission ("SEC") with respect to asset impairment charges and would no longer recommend that impairment write-downs be excluded from FFO. In the tables included in this disclosure, we have applied this interpretation and have not excluded asset impairment charges in calculating our FFO. As a result, the Company's basic FFO, diluted FFO and FFO per diluted share and adjusted FFO may not be comparable to similar measures reported in previous disclosures. According to NAREIT, there is inconsistency among NAREIT member companies as to the adoption of this interpretation of FFO. Therefore, a comparison of the Company's FFO results to another company's FFO results may not be meaningful.

     The following table presents the Company's projected FFO per diluted share for the years ended December 2004 and 2005:

                                                                2004 PROJECTED FFO   2005 PROJECTED FFO
                                                              -------------------------------------------
PER DILUTED SHARE:
Net (loss) income available to common.......................      $(0.83) - $(0.81)    $0.52  - $0.54
ADJUSTMENTS:
    Depreciation and amortization...........................        0.44  -   0.44      0.44  -  0.44
                                                              -------------------------------------------
FUNDS FROM OPERATIONS.......................................      $(0.35) - $(0.37)    $0.96  - $0.98

ADJUSTMENTS:
  Series C preferred stock conversion/ redemption charges...        0.82  -   0.82        --  -    --
  Old credit facility exit fees.............................        0.14  -   0.14        --  -    --
  Old credit facility deferred financing costs write-off....        0.13  -   0.13        --  -    --
  Loss on sale of interest rate cap.........................        0.14  -   0.14        --  -    --
  Adjustment of derivatives to fair value...................       (0.01) -  (0.01)       --  -    --
  Series A preferred stock redemption.......................        0.05  -   0.05        --  -    --
                                                              -------------------------------------------
ADJUSTED FUNDS FROM OPERATIONS..............................      $ 0.88  - $ 0.90     $0.96  -  $0.98
                                                              ===========================================

     The following table summarizes the results of operations of facilities sold during the three months ended March 31, 2004 and 2003, respectively.

                                                                     THREE MONTHS ENDED
                                                                          MARCH 31,
                                                                  --------------------------
                                                                      2004         2003
                                                                  --------------------------
                                                                       (IN THOUSANDS)

  REVENUES
      Rental income...........................................      $      --     $     255
                                                                  --------------------------
                                                                           --           255
                                                                  --------------------------
  EXPENSES
      Depreciation and amortization...........................              2           121
                                                                  --------------------------
                                                                            2           121
                                                                  --------------------------
  (Loss) income before (loss) gain on sale of assets..........            (2)           134
  (Loss) gain on assets sold - net............................          (351)            --
                                                                  --------------------------
  (LOSS) GAIN FROM DISCONTINUED OPERATIONS....................      $   (353)     $     134
                                                                  ==========================

     The  table  below   summarizes  the  Company's  number  of  properties  and
investment by category for the quarter ended March 31, 2004:

                                                                                                              TOTAL
                                                       PURCHASE/     MORTGAGES     OWNED &       CLOSED     HEALTHCARE
          FACILITY COUNT                               LEASEBACK     RECEIVABLE   OPERATED     FACILITIES   FACILITIES
-----------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2003......................        153            51            1             6          211
Properties closed.................................          -             -            -             -            -
Properties sold/mortgages paid....................          -             -            -            (2)          (2)
Transition leasehold interest.....................          -             -            -             -            -
Properties leased/mortgages placed................          -             -            -             -            -
Properties transferred to purchase/leaseback......          1             -           (1)            -            -
-----------------------------------------------------------------------------------------------------------------------
  Balance at March 31, 2004.......................        154            51            -             4          209
=======================================================================================================================

       INVESTMENT ($000'S)
-----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2003......................    $682,562       $119,815      $ 5,295        $4,597      $812,269
Properties closed.................................           -              -            -             -             -
Properties sold/mortgages paid....................           -              -            -          (509)         (509)
Transition leasehold interest.....................           -              -            -             -             -
Properties leased/mortgages placed................           -              -            -             -             -
Properties transferred to purchase/leaseback......       5,295              -       (5,295)            -             -
Impairment on properties..........................           -              -            -             -             -
Capex and other...................................         420           (590)           -             -          (170)
-----------------------------------------------------------------------------------------------------------------------
  Balance at March 31, 2004.......................    $688,277       $119,225      $     -        $4,088      $811,590
=======================================================================================================================